Exhibit 99.1

Fate Therapeutics Reports Second Quarter 2026 Financial Results and Business Updates

First lupus nephritis patient dosed in RECLAIM-LN, a Phase 2 potentially registrational trial utilizing FT819, an iPSC-derived, off-the-shelf CAR T-cell therapy; patient was treated as an outpatient with same-day discharge

FDA clearance of the FT839 IND application advances the Company’s novel dual CD19/CD38 targeting off-the-shelf CAR T-cell product candidate into a Phase 1/2 basket trial in autoimmune disease

Preliminary clinical data in SSc presented at the ISSCR 2026 Annual Meeting demonstrate rCRISS25 or greater responses and improvement in mRSS in all four treated patients, with no CRS, ICANS, GvHD, or hypogammaglobulinemia reported

Appointment of Laura Hamill to the Board, bringing strong commercial expertise as the Company advances its pipeline toward later-stage development and prepares for its transition to a commercial-stage organization

Quarterly change in cash, cash equivalents, and investments is a decrease of $21 million; cash runway expected into 2028

San Diego, CA – August 13, 2026 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to bringing a transformative pipeline of induced pluripotent stem cell (iPSC)-derived off-the-shelf cellular immunotherapies to patients for broad accessibility, today reported financial results for the second quarter ended June 30, 2026, and provided a business update.

"Dosing of the first patient in RECLAIM-LN, our Phase 2 potentially registrational trial, is an exciting milestone as we work to address significant unmet medical needs in patients with lupus nephritis using our FT819 off-the-shelf CAR T-cell treatment," said Bob Valamehr, Ph.D., MBA, President and Chief Executive Officer of Fate Therapeutics. “The use of a clonally engineered master cell bank provided us the unique advantage of producing a FT819 pivotal CAR T-cell drug product batch that is uniform in composition and consistent with previously manufactured batches, a level of manufacturing consistency that can be challenging to achieve with patient- and donor-sourced CAR T-cell therapies. The clinical development of the FT819 franchise is further strengthened through its FDA RMAT designation and CDRP program inclusion. With our first patient treated, multiple clinical sites activated, and pivotal drug product inventory in distribution depots ready to be shipped to clinical sites on demand, we are building momentum to accelerate the clinical development of RECLAIM-LN. In addition to FT819, our next generation CAR T-cell programs include FT839, a novel 13-point edited CAR T-cell product candidate co-targeting CD19 and CD38, which is advancing to first patient treatment in rheumatoid arthritis and other autoimmune diseases, as well as FT836, CAR T-cell product candidate targeting the stress ligands MICA/B for pan-tumor treatment which is showing early anti-tumor activity in colorectal cancer without conditioning chemotherapy. With these advancements and a strong cash position, we believe Fate is positioned for strong execution across our portfolio.”

Clinical Development & Program Updates

RECLAIM-LN, FT819 Phase 2 Potentially Registrational Trial in Lupus Nephritis

Lupus nephritis (LN) is among the most serious manifestations of systemic lupus erythematosus (SLE). Approximately 100,000 U.S. patients have refractory moderate-to-severe LN, a subset of LN not previously evaluated with currently available therapies. Of these patients, only approximately 10-20% are expected to achieve a complete renal response (CRR), underscoring the substantial unmet need that RECLAIM-LN is designed to address.

The RECLAIM-LN trial is an open-label, single-arm study developed following interactions with the FDA under the Company’s Regenerative Medicine Advanced Therapy (RMAT) designation. The Phase 2 potentially registrational clinical trial is expected to enroll approximately 53 patients and evaluate a single dose of FT819 administered at 900 million cells following bendamustine conditioning, with CRR at Week 26 as the primary endpoint. The conditioning regimen selected for RECLAIM-LN is less-intensive than other CAR T-cell clinical trials, which typically incorporate up to three days of co-administration of cyclophosphamide and fludarabine, a combination that was observed as less desirable to patients and clinicians during the Company's Phase 1 clinical study, in part because of the potential increase in adverse events.

To date, the Company has achieved the following operational milestones in RECLAIM-LN:

•
First patient dosed in RECLAIM-LN. To the Company's knowledge, this represents the first patient treated with an iPSC-derived off-the-shelf CAR T-cell therapy in a potentially registrational clinical trial in an autoimmune disease.
•
Notably, the patient was treated in an outpatient setting with same-day discharge and with a drug product that was available on-demand, supporting the Company’s goal of broadening patient access to CAR T cells.
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Additional patients are in process for screening at several activated sites, a reflection of the enthusiasm treating clinicians have for RECLAIM-LN.
•
Received UK MHRA authorization to conduct RECLAIM-LN at UK clinical sites, broadening the reach of the clinical trial.
•
Further supporting broad access to CAR T cells in RECLAIM-LN, the first pivotal drug product batch of FT819 has been successfully manufactured and released, with drug product inventory positioned in depots for immediate, on-demand distribution to participating clinical sites.
•
The potency strategy supporting pivotal drug product release and several other key elements of the Company’s CMC readiness plan have been discussed and aligned with the FDA under the Company’s RMAT designation, with further discussions continuing under the FDA's Chemistry, Manufacturing and Controls Development and Readiness Pilot (CDRP) Program.

Based on enrollment cadence observed in the Phase 1 clinical trial, current clinical site engagement, and the on-demand availability of FT819, the Company aims to complete enrollment of RECLAIM-LN in the first half of 2028.

Preliminary clinical data in SLE for FT819 presented at the EULAR 2026 Annual Meeting

The Company presented Phase 1 data for FT819 in SLE, with 21 patients treated as of the May 14, 2026 data cutoff, including outpatient administration with same-day discharge in community hospital settings. Among the 16 patients receiving FT819 with less-intensive conditioning (Regimen A), the therapy was well tolerated, with no dose-limiting toxicities, no Grade >2 cytokine release syndrome (CRS), no immune effector cell-associated neurotoxicity syndrome (ICANS), and no graft-versus-host disease (GvHD). FT819 drove rapid and sustained improvements across key disease measures, including clinical Systemic Lupus Erythematosus Disease Activity Index (cSLEDAI)-2K, urine protein-to-creatinine ratio (UPCr), Physician Global Assessment (PGA), and

Functional Assessment of Chronic Illness Therapy (FACIT)-Fatigue, with bendamustine conditioning demonstrating the deepest and most durable responses and supporting its selection as the conditioning regimen for the RECLAIM-LN trial. Among 10 evaluable patients on background glucocorticoids, 7 achieved a dose of ≤5 mg/day, including 5 who discontinued steroids entirely. Treatment also produced deep and durable B-cell depletion, with a 74–96% reduction in the most expanded baseline B-cell clones that did not reappear through 12 months of follow-up, while protective vaccine titers were preserved.

Preliminary clinical data in systemic sclerosis for FT819 presented at the ISSCR 2026 Annual Meeting

In July, the Company presented preliminary clinical data from the systemic sclerosis (SSc) arm of the FT819-102 Phase 1 basket trial at the International Society for Stem Cell Research (ISSCR) 2026 Annual Meeting. The SSc cohort enrolls a treatment-refractory patient population, with eligibility requiring both prior treatment failure and ongoing active disease and permits enrollment of patients with up to 15 years of disease duration. As of the June 12, 2026 data cutoff, four SSc patients had been treated: three under Regimen A with less-intensive conditioning chemotherapy (cyclophosphamide or bendamustine alone) and one under Regimen B with no conditioning chemotherapy. Participants demonstrated preliminary clinical activity in multiple disease scoring categories, including a revised Composite Response Index in Systemic Sclerosis (rCRISS) of 25 or higher and meaningful mean improvement in the modified Rodnan Skin Score (mRSS) for all patients at three months post-treatment. Treatment was well tolerated, with no CRS, ICANS, GvHD, or hypogammaglobulinemia reported in SSc participants on study. The Company believes these data reinforce the favorable profile of FT819 in SSc and is exploring the opportunity to accelerate the advancement of its clinical development in this rare disease indication with high unmet medical needs.

FT839: Next-generation off-the-shelf dual-CAR T-cell product candidate co-targeting CD19 and CD38 advancing in Phase 1/2 Trial

Also in July, the FDA cleared the Company’s IND application for FT839, a next-generation, off-the-shelf CAR T-cell product candidate uniquely engineered to co-target CD19 and CD38. FT839 has been engineered with 13 targeted genetic edits that together are intended to confer multi-antigen targeting, immune evasion, enhanced functional persistence, and an enhanced safety profile. By co-targeting CD19 and CD38, FT839 is designed to eliminate broad spectrum of aberrant, disease-driving immune cells, including B cells, plasma cells, macrophages and activated T cells, that underlie multicellular disease in many autoimmune disorders as well as in hematologic malignancies. FT839 incorporates the Company’s patented Sword & Shield™ technology, which is designed to support durable activity without dependence on conditioning chemotherapy, as well as a high-affinity, non-cleavable CD16 (hnCD16) Fc receptor and a CD3ε fusion receptor enabling combination with approved therapeutic monoclonal antibodies and T-cell engagers, respectively. Uniquely, FT839 is derived from a clonal iPSC master cell bank that has been precisely engineered to consistently and uniformly express the suite of genetic edits. The iPSC master cell bank serves as the starting cell source to manufacture FT839, overcoming numerous limitations associated with patient- and donor-sourced CAR T-cell therapies.

COMPLETE (FT839-101) is a single-arm, open-label Phase 1/2 basket trial designed to evaluate FT839 across multiple autoimmune indications in combination with background therapy without the requirement for conditioning chemotherapy, with a starting dose level of 900 million cells. The Phase 1/2 design is intended to enable simultaneous assessment of safety and efficacy in a single trial to shorten the transition from Phase 1 to Phase 2. Following IND clearance, the Company has several clinical sites participating in accelerated activation, reflecting strong investigator interest for an off-the-shelf CAR T-cell with the potential to tackle complex autoimmune diseases. The Company plans to evaluate additional investigator-initiated trials of FT839 in multiple myeloma, diffuse large B-cell lymphoma, and type 1 diabetes. We look forward to providing an enrollment update later this year.

FT836: Next-generation off-the-shelf CAR T-cell product candidate targeting MICA/B demonstrates preliminary anti-tumor activity in colorectal cancer

At the American Society of Clinical Oncology (ASCO) Annual Meeting in June, the Company presented preliminary Phase 1 data for FT836, its multiplex-engineered CAR T-cell product candidate uniquely targeting major histocompatibility complex class I chain-related proteins A (MICA) and B (MICB). As of the April 20, 2026 data cutoff, nine patients had been enrolled across two regimens administered without conditioning chemotherapy (Regimen C: FT836 plus cetuximab, n=6; Regimen E: FT836 plus trastuzumab, n=3), with all patients evaluable for safety and five evaluable for initial efficacy assessment. Key findings included a favorable safety profile with no dose-limiting toxicities, CRS, ICANS, or GvHD observed across any patient or dose level; first-in-human evidence of FT836 trafficking to and persisting within tumor tissue without the use of conditioning chemotherapy, along with evidence of remodeling of the tumor immune microenvironment; and preliminary anti-tumor activity in two efficacy-evaluable, heavily pre-treated KRAS wild-type (KRASwt) metastatic colorectal cancer (mCRC) patients, each with seven prior lines of therapy, including meaningful reductions in target lesion size and decreases in tumor biomarkers such as carcinoembryonic antigen (CEA).

Based on these preliminary clinical results, the Company intends to focus subsequent clinical development of FT836 on the KRASwt colorectal cancer population. With the clinical dose established at 900M, in the next cohort the Company plans to combine FT836 multi-dosing with standard of care chemotherapy with the intent to drive further reduction of tumor volume and achieve higher overall response rates in KRASwt CRC patients. The Company expects to provide the next clinical update on FT836 in the first half of 2027. Separately, the FDA has cleared an IND for an investigator-initiated trial of FT836 in combination with daratumumab in multiple myeloma, to be conducted at the Medical College of Wisconsin.

Corporate Updates

Fate appointed Laura Hamill to its Board of Directors, adding more than three decades of global commercial and strategic leadership across the biopharmaceutical industry. Ms. Hamill’s appointment brings deep launch, market-access, and commercial-scaling expertise as the Company advances its pipeline toward later-stage development and initiates preparations for the potential transition to a commercial-stage company.

Second Quarter 2026 Financial Results

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Cash & Investment Position: Cash, cash equivalents, and investments as of June 30, 2026 were $153.8 million, a quarterly decrease of $21 million.
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Total Revenue: Revenue was $2.1 million for the second quarter of 2026, compared to $1.9 million for the second quarter of 2025. Revenue was derived from the conduct of preclinical development activities under the Company’s collaboration with Ono Pharmaceutical.
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Total Operating Expenses: Total operating expenses were $33.2 million for the second quarter of 2026, including research and development expenses of $24.4 million and general and administrative expenses of $8.8 million. Such amount included $3.5 million of non-cash stock-based compensation expense.

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Year-to-Date Operating Expense Reduction: Total operating expenses for the six months ended June 30, 2026 decreased by $14.3 million compared to the same period in 2025, reflecting a $7.5 million, 13% reduction in research and development expenses and a $6.8 million, 27% reduction in general and administrative expenses.
•
Net Loss: Net loss was $30.2 million, or $(0.25) per share, for the second quarter of 2026, compared to $34.1 million, or $(0.29) per share, for the second quarter of 2025.
•
Shares Outstanding: As of June 30, 2026, common shares outstanding were 116.7 million, pre-funded warrants outstanding were 3.9 million, and preferred shares outstanding were 2.8 million. Each preferred share is convertible into five common shares.

Financial Guidance

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Operating runway into 2028 driven by improvements to the expense structure of the organization, along with $153.8 million in cash, cash equivalents, and investments.

About FT819

FT819 is an off-the-shelf CD19-targeting chimeric antigen receptor (CAR) T-cell product candidate engineered to improve safety and efficacy. Analogous to master cell banks used to mass produce biopharmaceutical drug products such as monoclonal antibodies, a precisely engineered clonal master induced pluripotent stem cell (iPSC) bank serves as the starting cell source to manufacture FT819, overcoming numerous limitations associated with patient- and donor-sourced CAR T-cell therapies. FT819 is well-defined and uniform in composition, produced at a low cost of goods, and can be stored in inventory for off-the-shelf, on-demand availability to enable access for a broad patient population. This research was additionally made possible by funding from the California Institute for Regenerative Medicine (CIRM), a state agency in California that supports research in regenerative medicine, stem cell therapy, gene therapy, and clinical trials. (Grant number: CLIN2-16303)

About FT839

FT839 is the Company’s first multi-antigen dual-CAR T-cell product candidate, designed to express two unique CARs: a first CAR targeting the B-cell lineage marker CD19 and a second CAR targeting the immune activation marker CD38, which is often found on aberrant T, NK and B cells. FT839 is a 13-point edited CAR T cell and the second program to incorporate the Company’s Sword & Shield™ technology. The FDA cleared the IND application for FT839 in July 2026, and the Company is conducting COMPLETE (FT839-101), a Phase 1/2 basket clinical trial evaluating FT839 across autoimmune indications in combination with standard-of-care therapy, without the requirement for conditioning chemotherapy .

About FT836

FT836 is the Company’s multipoint-edited CAR T-cell product candidate uniquely targeting major histocompatibility complex class I chain-related proteins A (MICA) and B (MICB). The expression of MICA/B cell-surface proteins is induced by cellular stress or malignant transformation and is detectable across many types of cancer cells with limited expression on healthy tissue. FT836 is the Company’s first product candidate to incorporate the novel Sword & Shield™ technology, which utilizes the Company’s novel alloimmune defense receptor (ADR) alongside CD58 knockout, to both target and evade host alloreactive immune cells for a comprehensive strategy to avoid the need for conditioning chemotherapy. In January 2025, the Company secured a $4 million award from the California Institute for Regenerative Medicine (CIRM) to support IND-enabling activities for FT836.

About Fate Therapeutics’ iPSC Product Platform

Human induced pluripotent stem cells (iPSCs) possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s proprietary iPSC product platform combines multiplexed-engineering of human iPSCs with single-cell selection to create clonal master iPSC lines. Analogous to master cell lines used to mass produce biopharmaceutical drug products such as monoclonal antibodies, the Company utilizes its clonal master iPSC lines as a starting cell source to manufacture engineered cell products which are well-defined and uniform in composition, can be stored in inventory for off-the-shelf availability, can be administered in combination with other therapies, and can potentially reach a broad patient population. As a result, the Company’s platform is uniquely designed to overcome numerous limitations associated with patient- and donor-sourced cell therapies. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 500 issued patents and 500 pending patent applications.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to bringing a pipeline of induced pluripotent stem cell (iPSC)-derived cellular immunotherapies to patients. Using its proprietary iPSC product platform, the Company has established a leadership position in creating multiplexed-engineered master iPSC lines and in the manufacture and clinical development of off-the-shelf, iPSC-derived cell products. The Company’s pipeline includes iPSC-derived T-cell and natural killer (NK) cell product candidates, which are selectively designed, incorporate novel synthetic controls of cell function, and are intended to deliver multiple therapeutic mechanisms to patients. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the Company’s results of operations, financial condition, anticipated operating expenses and cash runway, and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to the Company’s product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the clinical investigation of its product candidates, the initiation and continuation of enrollment in the Company’s clinical trials, the activation of clinical sites and the pace of patient screening and enrollment, the manufacture, release, distribution and availability of drug product supply, including the Company’s expectations regarding the adequacy of drug product inventory to support clinical trial demand, the initiation of additional clinical trials, including in new indications, and additional dose cohorts in ongoing clinical trials of the Company’s product candidates, the availability of data from the Company’s clinical trials and the Company’s plans to provide updates on its clinical trials, the therapeutic and market potential of the Company’s research and development programs and product candidates, the Company’s clinical and product development strategy, the Company’s progress and plans relating to, and the anticipated timing and outcome of, interactions with the FDA and other regulatory authorities, and the Company’s expectations regarding progress and timelines, the objectives, plans and goals of its collaboration with Ono, and the Company’s expectations regarding the receipt of funding under the collaboration. These and any other forward-looking statements in this release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s research and development programs and product candidates, including those product candidates in clinical investigation, may not demonstrate the requisite safety, efficacy, or other attributes to warrant further development or to achieve regulatory approval, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk that alignment with the FDA on potency or other CMC matters may not be maintained or may not result in acceptance of the Company’s approach at the time of a marketing application, the risk of a delay or difficulties in the manufacturing, release, or supply of the Company’s product candidates or in the initiation and conduct of, or enrollment of patients in, any clinical trials, the risk that clinical site activation and patient screening may not proceed as anticipated, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials, changes in the therapeutic, regulatory, or competitive landscape for which the Company’s product candidates are being developed, the amount and type of data to be generated or otherwise to support regulatory approval, difficulties or delays in patient enrollment and continuation in the Company’s ongoing and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, failure to demonstrate that a product candidate has the requisite safety, efficacy, or other attributes to warrant further development, and any adverse events or other negative results that may be observed during preclinical or clinical development), the risk that its product candidates may not produce therapeutic benefits or may cause other unanticipated adverse effects, risks relating to regulatory interactions and the outcome of such interactions, the risk that the Company may not comply with its obligations under and otherwise maintain its collaboration agreement with Ono, the risk that research funding and milestone payments received by the Company under its collaboration may be less than expected, and the risk that the Company may incur operating expenses in amounts greater than anticipated. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Exhibit 99.1

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Collaboration revenue	$2,082	$1,907	$3,381	$3,536
Operating expenses:
Research and development	24,387	27,430	49,090	56,566
General and administrative	8,829	11,445	18,425	25,218
Total operating expenses	33,216	38,875	67,515	81,784
Loss from operations	$(31,134)	$(36,968)	$(64,134)	$(78,248)
Other income (expense):
Interest income	1,555	2,921	3,422	6,257
Change in fair value of stock price appreciation milestones	(580)	(73)	(660)	207
Other income	—	50	—	93
Total other income, net	975	2,898	2,762	6,557
Net loss	$(30,159)	$(34,070)	$(61,372)	$(71,691)
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net	(40)	(129)	(233)	(206)
Comprehensive loss	$(30,199)	$(34,199)	$(61,605)	$(71,897)
Net loss per common share, basic and diluted	$(0.25)	$(0.29)	$(0.51)	$(0.61)
Weighted–average common shares used to compute basic and diluted net loss per share	120,397,390	118,528,046	120,215,028	118,452,214

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2026	2025

Assets
Current assets:
Cash and cash equivalents	$32,429	$46,628
Accounts receivable	703	916
Short-term investments	121,341	157,029
Prepaid expenses and other current assets	3,480	4,131
Total current assets	157,953	208,704
Long-term investments	—	1,472
Operating lease right-of-use asset	40,554	41,609
Other long-term assets	61,596	67,152
Total assets	$260,103	$318,937

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$18,162	$22,680
CIRM award liability, current portion	9,508	8,448
Deferred revenue	—	381
Operating lease liability, current portion	4,922	4,562
Total current liabilities	32,592	36,071
CIRM award liability, net of current portion	2,377	2,112
Operating lease liability, net of current portion	70,753	73,287
Stock price appreciation milestones	943	283
Stockholders’ equity	153,438	207,184
Total liabilities and stockholders’ equity	$260,103	$318,937

Contact:

Ryan Douglas

Fate Therapeutics, Inc.

IR@fatetherapeutics.com